Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Proxy Statement/Prospectus contained in this Registration Statement of Stage Stores, Inc. on Form S-4 of our reports dated March 12, 1997 (which express an unqualified opinion and include an explanatory paragraph relating to C.R. Anthony Company entering into an Agreement and Plan of Merger with Stage Stores, Inc.) appearing in incorporated by reference in the Annual Report on Form 10-K of C.R. Anthony Company for the fifty-two weeks ended February 1, 1997 and to reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
Oklahoma City, Oklahoma
May 27, 1997